UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

iGATE Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

Telephone: (510) 896-3015

March 23, 2009

Dear iGATE Corporation Shareholder:

You are cordially invited to attend our 2009 Annual Meeting of Shareholders to be held at The Westin San Francisco Airport, 1 Old Bayshore Highway, Milbrae, California 94030 on Tuesday, April 21, 2009 at 8:30 a.m. Pacific Standard Time.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At this year’s Annual Meeting, you will be asked to vote on the election of Class A directors. Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Phaneesh Murthy

President & Chief Executive Officer

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 21, 2009

The Annual Meeting of Shareholders of iGATE Corporation (the “Company”) will be held at The Westin San Francisco Airport, 1 Old Bayshore Highway, Milbrae, California 94030 on Tuesday, April 21, 2009, at 8:30 a.m., to consider and act upon the following matters:

1.	The election of two (2) Class A directors to serve for three-year terms or until their respective successors shall have been selected or qualified; and

2.	The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on February 27, 2009 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “VOTING RIGHTS AND SOLICITATION” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT AND IT SAVES YOUR COMPANY SIGNIFICANT PRINTING AND PROCESSING COSTS.

By Order of the Board of Directors

Mukund Srinath

Corporate Secretary

Fremont, CA

March 23, 2009

iGATE CORPORATION

6528 Kaiser Drive

Fremont, CA 94555

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on April 21, 2009

This Proxy Statement is being furnished to the shareholders of iGATE Corporation, a Pennsylvania corporation (“iGATE” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Tuesday, April 21, 2009 at 8:30 a.m., at The Westin San Francisco Airport , 1 Old Bayshore Highway, Milbrae, California 94030, or at any adjournment or postponement thereof. This proxy statement is being mailed to shareholders on or about March 23, 2009.

PURPOSE OF THE MEETING

The specific proposal to be considered and acted upon at the Annual Meeting is summarized in the accompanying Notice of Annual Meeting of Shareholders. The proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION

VOTING

Only holders of record of iGATE Common Stock, par value $0.01 per share (the “Common Stock”), as of the close of business on February 27, 2009, (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On February 27, 2009, there were 54,185,393 shares of Common Stock outstanding.

The presence in person or by proxy of the shareholders entitled to cast at least a majority of all the votes that are entitled to be cast at the meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. Shareholders may not cumulate votes in the election of directors.

Your stockholder vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: via the Internet, by phone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, it saves your company significant printing and processing costs and your vote is recorded immediately. Internet and telephonic voting will be available until 11:59 p.m. Eastern standard time on April 20, 2009. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone or mail. If you have any questions about submitting your vote, call our Investor Relations department at (510) 896-3015.

PROXIES

All shares of Common Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 6528 Kaiser Drive, Fremont CA 94555 at or prior to the Annual Meeting will be voted as specified in the proxy. If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted FOR the election of the Board’s nominees to the Board of Directors. We are not aware of any business for consideration at the Annual Meeting other than as described in this proxy statement; however, if matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the meeting.

SOLICITATION OF PROXIES

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 21, 2009.

A complete copy of this proxy statement and our annual report for the year ended December 31, 2008 are also available at http://bnymellon.mobular.net/bnymellon/igte.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Second Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than nine (9). The Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible and the classes to be elected for staggered terms of three (3) years as follows: two (2) Class A directors whose terms expire in 2009; three (3) Class B directors whose terms expire in 2010; and two (2) Class C directors whose terms expire in 2011. Therefore, two (2) directors are being elected to Class A at the Annual Meeting for a three-year term expiring in the year 2012.

The names of the persons nominated for Class A directors are Michel Berty and J. Gordon Garrett, both of whom presently serve as Class A directors. The persons appointed as proxies intend to vote the shares represented by them at the Annual Meeting for the election of Michel Berty and J. Gordon Garrett as Class A directors. The Board of Directors knows of no reason why Michel Berty and J. Gordon Garrett would be unable to serve as Class A directors. If, at the time of the Annual Meeting, either of Messrs. Michel Berty or J. Gordon Garrett are unable or unwilling to serve as a Class A director, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Nominating and Corporate Governance Committee” below.

The following section captioned “Business Experience of Directors” sets forth certain information concerning the Board nominees for election to the Board of Directors at the Annual Meeting.

BUSINESS EXPERIENCE OF DIRECTORS

Nominees for Directors in Class A Whose Terms Expire in 2012

Michel Berty, age 69, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2006 to serve a three-year term expiring in 2009. Mr. Berty served in various executive and management positions with the Cap Gemini Group, an IT services and business consultancy company, from 1972 through April 1997, most recently, from 1992 through April 1997, as Chairman and Chief Executive Officer of the American subsidiary of Cap Gemini. Mr. Berty has been the President of MBY Consultant, an information technology and strategy consulting firm.

J. Gordon Garrett, age 69, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2006 to serve a three-year term expiring in 2009. He is the founder of Interloci Network Management Inc., global network management company, and has served as Chief Executive Officer since 2000. He was Senior Vice President of Ricoh Corp., Caldwell, New Jersey, manufacturer and distributor of office automation equipment, and Chief Executive Officer of Ricoh Canada, from 1995 to 2000. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation. He held the position of President of Gestetner USA, provider of digital copier fax printer scanner and imaging solutions, from 1989 to 1991.

Directors in Class C With a Term Expiring in 2011

Sunil Wadhwani, age 56, served as Chief Executive Officer of the Company from October 1996 until his resignation, effective April 1, 2008, and has served as a director since 1986. Mr. Wadhwani has served as Co-Chairman since October 1996. He was re-elected by the shareholders in 2008 to serve a three-year term expiring in 2011. He is also the Co-Founder and Chairman of Mastech Holdings, Inc. From 1986 through September 1996, Mr. Wadhwani served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. Mr. Wadhwani has a Master’s degree in Management from Carnegie Mellon University and a Bachelor’s degree in Engineering from the Indian Institute of Technology.

Göran Lindahl, age 64, was appointed as a director of the Company on March 7, 2006. He was re-elected by the shareholders in 2008 to serve a three-year term expiring in 2011. He was the CEO and President of the global technology and engineering group ABB, headquartered in Zurich, Switzerland, from January 1, 1997 to December 31, 2000 and spent more than thirty years in various positions within ABB. He earned a Masters degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden in 1971. Mr. Lindahl is the Chairman of IKEA GreenTech AB and LivSafe Group. In addition, Mr. Lindahl is a Member of the Sony Corporation International Advisory Board and he serves on the Board of Directors of INGKA Holding BV (IKEA) and various other private non-public companies and advisory boards.

Directors in Class B Whose Terms Expire in 2010

Ashok Trivedi, age 59, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. He was re-elected by the shareholders in 2007 to serve a three-year term expiring in 2010. He resigned as President of the Company effective April 1, 2008. He is also the Co-Founder and a Board Member of Mastech Holdings, Inc. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation, a worldwide information technology consulting services and solutions company.

Edward Yourdon, age 64, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2007 to serve a three-year term expiring in 2010. Mr. Yourdon has served as a consultant to the information technology industry for the past forty three years, most currently focusing on the Internet, business re-engineering, object technology and the design of Internet/Intranet software applications.

Phaneesh Murthy, age 45, was appointed as a director of the Company on March 7, 2006 and was promoted to President and Chief Executive Officer of the Company effective April 1, 2008. He was named Chief Executive Officer of iGATE Global Solutions Limited in August 2003 and has served in this position since then. Mr. Murthy also serves as a member of the board of directors of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, Mr. Murthy was a founder and principal of Quintant, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited and the Company in August 2003. Prior to that, from July 2002 to August 2003, he founded Primentor, a U.S.-based consulting firm. From 1992 to 2002, Mr. Murthy held various positions at Infosys, which provides business consulting and strategic IT services outsourcing, including Head of Global Sales and Marketing in the United States. Mr. Murthy is an MBA graduate of the Indian Institute of Management in Ahmedabad, India and received the equivalent of a Bachelor’s degree from the Indian Institute of Technology in Chennai, India.

VOTES REQUIRED

The Class A Directors will be elected by a plurality of the votes of shares present and entitled to vote. Accordingly, the nominees who receive the largest number of votes actually cast will be elected.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote FOR the nominees named herein.

BOARD COMMITTEES AND MEETINGS

During 2008, the Board of Directors met seven (7) times. During this period, all of the directors attended or participated in more than 95% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served. The Board also took action by unanimous written consent on one occasion during the year. Effective May 28, 2003, the Board adopted a policy regarding director attendance at Annual Meetings. This policy is available on the Company’s website at http://www.igate.com/investors/corporate_governance.html under Investor Relations/Corporate Governance. Seven (7) directors then in office attended the 2008 Annual Meeting of Shareholders.

The Board of Directors has determined that all directors, other than Messrs. Wadhwani, Trivedi and Murthy are independent under both the independence criteria for directors established by NASDAQ and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at http://www.igate.com/investors/corporate_governance.html under Investor Relations/Corporate Governance.

The Company has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at http://www.igate.com/investors/corporate_governance.html under Investor Relations/Corporate Governance.

Audit Committee

The Board has an Audit Committee currently consisting of Messrs. Garrett, Berty and Lindahl and chaired by Mr. Garrett. All members of this Committee are independent directors under the criteria adopted by the Board of Directors and under applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Garrett is an “audit committee financial expert” as defined in the applicable rules of the Securities and Exchange Commission. The Audit Committee’s duties include selecting the firm of independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged for such activities, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the Committee’s activities to the full Board. The Audit Committee met six (6) times during 2008. Mr. Yourdon who was earlier a member of the Audit Committee resigned as a Member of the Committee effective January 21, 2009 and on the same date Mr. Goran Lindahl was appointed as a Member of the Audit Committee.

Compensation Committee

The Board has a Compensation Committee, currently consisting of Messrs. Berty, Garrett and Yourdon and chaired by Mr. Berty. Each member of this Committee is an “independent director” under applicable NASDAQ listing standards, an “outside director” as defined in section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met four (4) times in 2008.

Nominating and Corporate Governance Committee

The Board has a currently consisting of Messrs. Lindahl, Garrett and Berty. Mr. Yourdon resigned as Chairman of the Nominating and Corporate Governance Committee effective January 21, 2009 and on the same date Mr. Goran Lindahl was appointed as a member and Chairman of the Nominating and Corporate Governance Committee. All of members of the Nominating and Corporate Governance Committee are independent directors under applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nomination and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Secretary in writing to the following address: iGATE Corporation, Attn: Corporate Secretary, 6528 Kaiser Drive , Fremont, CA 94555. The Company’s Second Amended and Restated Articles of Incorporation (“Articles”) addresses the proper submission of a person to be nominated and sets forth the proper form for a notice of nomination. Please refer to the “2010 SHAREHOLDER PROPOSALS OR NOMINATIONS” section in this document, for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section III of the Company’s Nominating and Corporate Governance Committee Charter and Section 5 of the Corporate Governance Guidelines. The Committee will consider and evaluate candidates submitted by shareholders in accordance with the procedures set forth in the Company’s Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines the same as if such candidates were submitted by the Board of Directors. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. This assessment will include consideration of background, skill needs, diversity, personal characteristics and business experience. The Nominating Committee met three (3) times in 2008.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Guidelines are posted on the Company’s web site at http://www.igate.com/investors/corporate_governance.html under the Investor Relations/Corporate Governance section. This web site also includes the Company’s Code of Conduct Policy, which was adopted by the Board of Directors. The Code of Conduct Policy is the Company’s code-of-ethics document for all employees and also applies to the independent directors with regard to their Company-related activities.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@igate.com directly to the Board of Directors, or by fax to 510-896-3010 or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board of Directors recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board of Directors’ consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 27, 2009 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each named executive officer listed in the Summary Compensation Table below; and (iii) all directors and named executive officers of the Company as a group. As of February 27, 2009, there were 54,185,393 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percent of Class
Sunil Wadhwani (1)(2)	15,301,053	28.24%
Ashok Trivedi (2)(3)	15,301,053	28.24%
Columbia Wanger Asset Management, L.P. (4)	5,737,700	10.59%
Michel Berty (5)	92,842	*
J. Gordon Garrett (6)	74,042	*
Ed Yourdon (7)	51,895	*
Michael Zugay (8)	155,000	*
Steven Shangold (9)	190,078	*
Phaneesh Murthy (10)	814,304	1.50%
Goran Lindahl (11)	20,947	*
Sujit Sircar (12)	31,302	*
Soumitra Ganguli (13)	89,698	*
Sambhashiva Hariharan (14)	21,264	*
Jason Trussell (15)	41,296	*
Ramachandran Natesan (16)	26,911	*
All directors and executive officers, as a group (13 persons) (17)	31,983,464	59.02%

*	Less than 1%
(1)	Includes 2,562,262 shares held by one family trust, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275.
(3)	Includes 2,339,922 shares held by two family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.
(4)	The address of Columbia Wanger Asset Management is 227 Monroe Street, Suite 3000, Chicago, IL 60606.
(5)	Includes 62,842 shares that may be acquired pursuant to the exercise of options of which 2,842 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc. and 30,000 shares already held by Mr. Berty.
(6)	Includes 64,042 shares that may be acquired pursuant to the exercise of options of which 2,914 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc. and 10,000 shares already held by Mr. Garrett.
(7)	Includes 46,895 shares that may be acquired by Mr. Yourdon pursuant to the exercise of options of which 1,895 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc. and 5,000 shares already held by Mr. Yourdon.

(8)	Includes 60,000 shares that were previously owned by Mr. Zugay and 95,000 shares that may be acquired by Mr. Zugay pursuant to the exercise of options.
(9)	Includes 102,500 shares that were previously owned by Mr. Shangold and 87,578 shares that may be acquired pursuant to the exercise of options by Mr. Shangold.
(10)	Includes 200,000 restricted shares that were granted to Mr. Murthy on September 11, 2006 of which 40,000 restricted shares were received by Mr. Murthy on April 30, 2007 and 40,000 restricted shares were received on April 30, 2008 and 483,366 shares that may be acquired pursuant to the exercise of options of which 22,766 stock options and 7,575 stock awards were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc. and 100,000 stock options were granted on October 16, 2008 under the iGATE Corporation 2006 Stock Incentive Plan and 203,363 shares that were previously owned.
(11)	Includes 15,947 shares that may be acquired by Mr. Lindahl pursuant to the exercise of options, of which 947 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc. and 5,000 shares that were previously owned.
(12)	Represents 31,302 shares that may be acquired by Mr. Sircar pursuant to the exercise of options, of which 1,859 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc.
(13)	Includes 89,698 shares that may be acquired pursuant to the exercise of options, of which 5,326 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc.
(14)	Includes 21,264 shares that may be acquired pursuant to the exercise of options, of which 1,264 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc.
(15)	Includes 41,296 shares that may be acquired pursuant to the exercise of options, of which 2,156 stock options were granted on September 30, 2008 under the iGATE Corporation 2006 Stock Incentive Plan in connection with the spin-off of the business of Mastech Holdings, Inc.
(16)	Represents 26,911 shares that may be acquired by the legal heir of Mr. Natesan who expired on August 15, 2008.
(17)	Includes 481,556 shares of Common Stock underlying options that are exercisable on or before February 27, 2009 or within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and named executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and NASDAQ. Directors, named executive officers and other 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2008, the following persons failed to comply with the applicable filing requirements under Section 16(a) on a timely basis:

•

A Form 4 was filed on behalf of Mr. Murthy on May 23, 2008, reporting a grant of 360,000 stock options made to Mr. Murthy on December 7, 2007. Pursuant to the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Murthy was given the right to convert existing iGS options into options to purchase Common Stock, and exercised such right on December 7, 2007.

•	A Form 4 was filed on behalf of Mr. Murthy on February 4, 2009, reporting a grant of 7,575 shares of restricted stock made to Mr. Murthy on September 30, 2008.

•

A Form 4 was filed on behalf of Mr. Garrett on May 23, 2008, reporting a grant of 1,128 stock options made to Mr. Garrett on December 7, 2007. Pursuant to the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Garrett was given the right to convert existing iGS options into options to purchase Common Stock, and exercised such right on December 7, 2007.

•	An amendment to Form 3 was filed on behalf of Mr. Narayanan on June 24, 2008 to report 50,000 shares of common stock omitted from Mr. Narayanan’s original Form 3, which was filed on April 21, 2008.

•	An amendment to Form 3 was filed on behalf of Mr. Ganguli on August 5, 2008 to report 1,000 shares of common stock omitted from Mr. Ganguli’s original Form 3, which was filed on April 21, 2008.

•	A Form 4 was filed on behalf of Mr. Ganguli on August 5, 2008, reporting Mr. Ganguli’s purchase of 1,000 shares of Common Stock on December 17, 2007.

•

A Form 4 was filed on behalf of Mr. Narayanan on February 4, 2009, reporting a grant of 3,156 shares of restricted stock made to Mr. Narayanan on September 30, 2008 and a grant of 12,000 shares of restricted stock made to Mr. Narayanan on January 21, 2009.

•	A Form 4 was filed on behalf of Mr. Hariharan on February 4, 2009, reporting a grant of 5,052 shares of restricted stock made to Mr. Hariharan on September 30, 2008.

•	A Form 4 was filed on behalf of Mr. Sircar on February 4, 2009, reporting a grant of 630 shares of restricted stock made to Mr. Sircar on September 30, 2008.

NAMED EXECUTIVE OFFICERS

In addition to Messrs. Wadhwani, Trivedi and Murthy, whose positions and backgrounds are discussed under “Business Experience of Directors,” the following persons currently serve as named executive officers of the Company.

Sujit Sircar, age 40, was appointed Chief Financial Officer of iGATE and is a member of the Governing Council of iGATE, effective August 21, 2008. Mr. Sircar has served as Senior Vice President – Finance for iGS since June 2008. Mr. Sircar joined iGS in April 1998 as Senior Manager- Finance. Mr. Sircar was promoted to the position of Financial Controller in April 2001, and served as Financial Controller until May 2005. In May 2005, he was promoted to the position of Vice President- Finance, and served in that position until June 2008. Mr. Sircar’s professional experience consists of extensive experience and exposure covering Corporate Finance, Treasury Management, Domestic and International Taxation, and Accounting and Business Laws. He started his career in Wipro Limited and was instrumental in setting up the finance processes for its joint venture with British Telecom. In his five year stint with Wipro Limited, he handled various job responsibilities and was the Finance Head for various divisions of the company. Mr. Sircar is a Chartered Accountant by training and is a Fellow Member of the Institute of Chartered Accountants of India. He holds a Bachelor of Commerce degree from the University of West Bengal.

Sambhashiva Hariharan (“Hari Murthy”), age 44, heads the Sales and Marketing Division at iGATE and is a member of the Governing Council of iGATE. Mr. Hariharan joined iGS on October 10, 2007 as Head of Sales and Marketing and is also a Member of the Board of Directors of iGS. He has 19 years of experience in the IT Services industry and is a graduate of the Indian Institute of Management, Ahmedabad and National Institute of Technology, Bhopal. He worked as part of the initial core business development team at Infosys, most recently as Head of Worldwide Sales in the Communications and Product Services Group, managing its business growth as the fastest growing business unit in Infosys at the time. Prior to that, Mr. Hariharan also championed the Y2K services initiative at Infosys, which was one of the most successful new client acquisition engines of Infosys. Mr. Hariharan was awarded the Chairman’s Top Employee Award twice. After Infosys, Mr. Hariharan led the Global Sales, Marketing and Strategy functions at Virtusa Corporation; a US based venture-backed, now publicly listed outsourcing company. Most recently, Mr. Hariharan was the President of American Operations and Head of the largest business unit at Hexaware, a publicly listed Indian outsourcing company. At Hexaware, Mr. Hariharan also closely participated in merger and acquisition initiatives, and was responsible for operational integration of recent cross-border acquisition.

Soumitra Ganguli (“Sumit Ganguli”), age 46 ,is a member of the Governing Council of iGATE and he focuses on Merger and Acquisitions (“M&A”) apart from heading the Consulting and IP division. Mr. Ganguli joined iGS on September 18, 2003 as Vice President- Strategic Accounts and was appointed as Head of Sales of iGS in March 2006 and held this position till October 2007. He brings many years of international experience in sales, corporate management and M&A. Prior to joining iGATE Global, Mr. Ganguli was the CEO of a publicly listed IT solutions company. Mr. Ganguli has been a founding employee and Executive Vice President of a global IT Services company. Mr. Ganguli holds an Advanced Professional Certificate in Finance from Stern School of Management, New York University. He is a Post Graduate in Management from the Indian Institute of Management, Calcutta and holds a Degree in Electrical Engineering. An Adjunct Professor at Rutgers and he teaches International Business Environment at the Off Campus – MBA program.

Jason Trussell, age 36, is the Regional Manager and Associate Vice President for iGATE Canada. Mr. Trussell has over 12 years experience working with clients in the financial services, government, telecom and utilities sectors for both onshore, nearshore and offshore delivery models. Mr. Trussell joined Quantum Information Resources (later merged with iGATE) in July 1995 as Marketing Manager. Mr. Trussell is a graduate of the Rotman’s School of Management (University of Toronto) Global Executive MBA program in 2003 and is a diploma holder in marketing from St. Lawrence College, Saint-Laurent in 1994.

FORMER EXECUTIVE OFFICERS

Mr. Michael Zugay served as Chief Financial Officer of the Company, resigned as of March 31, 2008 and was replaced by Mr. Ramachandran Natesan who expired on August 15, 2008. Mr. Steven Shangold was President of iGATE Mastech Inc. until September 30, 2008.

Michael Zugay, age 57, served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company from April 2001 and held office until March 31, 2008. Mr. Zugay also served as Vice President-Corporate Development of the Company from February 1998 to April 2001. From March 1995 through January 1998, he served as the Company’s Chief Financial Officer. He was also the Company’s Corporate Secretary from March 1995 to April 2000. Before joining the Company in March 1995, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. Prior to that, he served in various financial positions in the steel industry and spent six (6) years in public accounting at KPMG. Mr. Zugay is a certified public accountant with 34 years of financial and operational experience. He earned a Bachelor’s degree in Business Management from Indiana University of Pennsylvania.

Ramachandran Natesan, age 55, was the Chief Financial Officer of iGATE Global Solutions Limited (“iGS”), was appointed Chief Financial Officer of iGATE, effective April 1, 2008 and held office until the date of his death on August 15, 2008. Mr. Natesan was a member of the Board of Directors of iGS. Mr. Natesan joined iGS in June 2003. Prior to joining iGS, Mr. Natesan was a partner with Chandabhoy & Jassoobhoy, a leading accounting firm in India, for several years, as well as its Managing Partner for a period of over three years. Mr. Natesan’s professional experience, which spans over 26 years before his employment with the Company, extensively covers Corporate Finance, Domestic & International Taxation and Accounting and Business Laws in diverse industries. Mr. Natesan was a Chartered Accountant by training and a Fellow of the Institute of Chartered Accountants of India and held a Bachelor of Commerce degree from Bombay University.

Steven Shangold, age 48, was the President of iGATE Mastech Inc., previously named Mastech Emplifi Inc., from April 6, 2000 up to September 30, 2008 on which date iGATE Mastech was spun-off as a separate entity Mastech Holdings, Inc. He has also been CEO of RPOworldwide since May 2006. iGATE Mastech Inc. and RPO worldwide were both wholly-owned subsidiaries of the Company. Mr. Shangold served as Senior Vice President-U.S. Client Services of the Company from August 1998 to April 2000. From September 1995 to July 1998, he served as the Company’s Vice President of U.S. Sales and Marketing. From February 1992 to September 1995, he served as the Company’s Sales Director-Commercial Division. Mr. Shangold earned a Bachelor’s degree in Management from Syracuse University and a Bachelor’s degree in Advertising from the S.I. Newhouse School at Syracuse University.

The Company’s named executive officers are appointed and serve at the discretion of the Board of Directors. Mr. Steven Shangold was a full-time employee of the Company up to September 30, 2008. There are no family relationships between any director or executive officer of the Company.

OTHER EXECUTIVE OFFICERS

Sean Suresh Narayanan, age 40, is our Chief Delivery Officer, is a member of the Governing Council of iGATE and is responsible for the services we deliver to our customers from all our global locations. Mr.Narayanan has over 18 years experience in IT and management consulting both in US and India. Prior to joining iGATE, Mr.Narayanan was Vice President and Global Practice Head of IT Infrastructure Services at Cognizant, a leading provider of information technology, consulting and business process outsourcing services. Mr. Narayanan joined Cognizant in 2002 as Director and COO of its eBusiness practice. He has also worked with international management consulting firm Booz-Allen-Hamilton in the US, working on IT strategies for both the US Federal Government agencies and commercial firms. He started his career setting up the Geographic Information Systems (GIS) for substate districts in Oklahoma in the US. Mr. Narayanan is a recognized expert on

Management and Technology, a speaker in seminars and conferences and has been widely quoted in the international media. Mr. Narayanan has a Master’s Degree from the University of Oklahoma and a Bachelor’s Degree from the Regional Engineering College, Trichy, India.

Srinivas Kandula, age 45, has served as our Global Head of Human Resource since January, 2007. Mr. Kandula previously served at Sasken Communication Technologies Ltd., an embedded communications solutions company, as Director (Human Resource) from 2004 and 2007 and prior to that as chief corporate Human Resources Manager at Power Grid Corporation, India’s state-owned transmission network provider of electricity. He has a doctorate degree in Strategic Human Resource Management from the XLRI School of Business and Human Resources and a masters degree in Human Resource Management from Andhra University. He has also published over 60 papers and eight books in the area of human resource management, organizational behavior and organization development. He is a member of various human resources professional bodies and an active contributor of professional content and knowledge.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers in fiscal 2008 and the report of the Compensation Committee of the Board of Directors which immediately follow below.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers of the Company that is intended to align compensation with the Company’s overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation to shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals are:

•	To compensate executive employees in a manner that aligns the employees’ interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by the Compensation Committee with respect to executive compensation is to provide a comprehensive compensation package using a combination of base salary, bonus, stock-based awards and perquisites that will allow the Company’s executives to potentially earn compensation amounts in excess of competitive industry compensation; provided that certain subjective and objective performance goals for the Company are achieved.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to any named executive officer, except to the extent such excess constitutes performance-based compensation. The Compensation Committee’s policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The Company’s Amended and Restated Stock Incentive Plan has been structured so that stock options and performance-based awards granted under the plan qualify as

“performance-based compensation” and are exempt from the limitations on deduction. However, base salaries, bonuses and non-performance-based awards under the plan do not qualify as “performance-based” compensation for purposes of Section 162(m) because the Compensation Committee retains discretion with respect to the amount and structure of these payments.

Compensation Committee Roles and Responsibilities

The Compensation Committee (“Committee”) is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company’s Amended and Restated Stock Incentive Plan.

It is the responsibility of the Committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Committee is composed entirely of independent directors.

Key Elements of and Factors Affecting Compensation

The key elements of compensation are: (a) base salaries; (b) annual bonuses; and (c) equity compensation under the Company’s Amended and Restated Stock Incentive Plan (the “Plan”). In addition, while the elements of compensation described below are considered separately, the Committee also considers and reviews the full compensation package afforded by the Company to its named executive officers, including insurance and other benefits. The Compensation Committee also reviews all contracts and performance-based goals and objectives. The Committee makes its compensation determinations after conducting an analysis of the compensation of similarly situated executives, general market conditions and individual executive performance. The Company has entered into employment agreements with each of its named executive officers, which establish minimum levels of compensation. These employment contracts cover the key elements of the Company’s executive compensation package, and provide for severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below.

Co-Chairmen Compensation

Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less the proceeds they receive as shareholders from any dividends declared during the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. Because both of these individuals own a significant amount of the Company Common Stock, and are founders of the Company, the Board of Directors believes that their interests are aligned with those of the other shareholders of the Company, and that their base salaries, as structured, strike a proper balance between their reduced role with the Company and their anticipated contributions as Co-Chairmen of the Board. The Committee also considered that Messrs. Wadhwani and Trivedi’s previous base salaries were significantly below the salaries paid to senior executives at comparable companies. Each of Messrs. Wadhwani and Trivedi voluntarily declined the base salary of $250,000 in 2008 under their new employment agreements.

Base Salaries for Executive Officers

The Company provides its other named executive officers with a base salary to provide them with a minimum guaranteed compensation level for their annual services. An executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities.

Prior to our restructuring in 2008, many of our current executive officers were officers of operating subsidiaries of iGATE and were subject to employment agreements providing elements of compensation substantially similar to those described above.

The base salaries of the named executive officers are established by the Committee at the appropriate time to establish the base salaries for fiscal 2008 for the named executive officers, each of which is entitled to the minimum base salary set forth in his employment agreement (see “Employment Agreements” below). In setting salaries for fiscal 2008, the Committee considered the following:

•	The responsibilities of the executive officer and how successful he was in carrying out those responsibilities.

•	The industry-side environment within which those responsibilities were being carried out.

•	Whether the executive officer had received salary increases within the past few years and the amount of any such increases.

•	The salaries of executive officers at peer companies, both in terms of comparable responsibilities and comparable compensation rank within the peer company.

•	The salary increases to be given to other named executive officers.

•	The recommendation of the Company’s Co-Chairmen.

Annual Bonuses for Executive Officers

In addition to a base salary, each executive officer is eligible for a discretionary performance-based annual bonus. The Company has chosen to include performance-based annual bonuses as a material element in its compensation plan. The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. In 2008, Messrs. Shangold and Murthy received bonuses of $73,329 and $347,000 respectively, based upon the Company’s attainment of specific revenue, gross profit and operating results. Mr. Zugay received a bonus of $100,000 based upon the Company attaining certain goals primarily related to corporate operating expenses. These bonus levels were determined by the Committee after receiving the recommendations of the Co-Chairmen.

Prior to our restructuring in 2008, many of our current executive officers were officers of operating subsidiaries of iGATE and were subject to employment agreements providing elements of compensation substantially similar to those described above. The performance targets under these agreements (except for the Chief Executive Officer’s) were determined by Mr. Murthy.

Stock Incentive Plan

The Company’s long-term incentives are in the form of stock options, stock appreciation rights (“SARs”), restricted or unrestricted stock awards and performance share awards under the Amended and Restated Stock Incentive Plan (the “Plan”). Factors the Committee considers in determining the size and types of awards to executive officers include the salary, role and performance level of such officer and the pattern and impact of prior awards.

The objective of awards under the Plan is to advance the longer-term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of shareholder value and attainment of long-term earnings goals. Stock incentive awards under the Plan produce value to participants only if the price of the Company’s stock appreciates or other specific performance goals are met, thereby directly linking the interests of the participants with those of the shareholders.

In 2008, the Company made two series of option grants pursuant to equitable adjustment provisions in the Plan. In connection with the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, our executive officers (and any other employees holding options to purchase iGS common stock) were given the right to convert existing iGS options into options to purchase Company common stock. The conversion right was intended to preserve the intrinsic value of the iGS options, and the exercise price of the Company options issued in connection with such conversion right was adjusted accordingly. Additionally, in the fourth quarter of 2008, the Company made an anti-dilution adjustment pursuant to the equitable adjustment provisions in the Plan in consideration of the diminution of value incurred by iGATE option holders in connection with the spin-off of the business of Mastech Holdings, Inc.

On September 11, 2006, the Company granted 200,000 shares of performance-based restricted stock to Mr. Murthy. The initial tranche of 40,000 shares was awarded on April 30, 2007 and April 30, 2008, with the remaining 120,000 to vest ratably over the succeeding three years through 2011. As of December 31, 2008, 80,000 shares were issued to Mr. Murthy. On September 30, 2008, the Company granted 7,575 shares of restricted stock in connection with the spin-off of the business of Mastech Holdings, Inc. which vest as follows: 2,525 shares vest on April 30, 2009, 2,525 shares vest on April 30, 2010 and 2,525 shares vest on April 30, 2011. On March 25, 2008, the Company, in connection with Mr. Murthy’s promotion to Chief Executive Officer of iGATE Corporation, waived the performance targets associated with this award. This waiver was approved by the Compensation Committee.

On April 17, 2008, the Company granted 10,000 shares of restricted stock to Mr. Sircar which will vest equally on April 7, 2010 and April 17, 2012. On September 30, 2008, the Company granted 630 shares of restricted stock to Mr. Sircar in connection with the spin-off of the business of Mastech Holdings, Inc. which vest equally on April 17, 2010 and April 17, 2012. On October 16, 2008, the Company granted 40,000 shares of restricted stock to Mr. Sircar which will vest equally on October 16, 2010 and October 16, 2012.

On March 15, 2008, the Company granted 100,000 shares of restricted stock to Mr. Trussell which will vest over a period of seven years. On April 17, 2008, the Company granted 24,000 shares of restricted stock to Mr. Trussell which will vest equally on April 7, 2010 and April 17, 2012. On September 30, 2008, the Company granted 7,828 shares of restricted stock to Mr. Trussell in connection with the spin-off of the business of Mastech Holdings, Inc. which vest as follows: 158 on March 15, 2009, 631 on March 15, 2010, 757 shares on April 17, 2010, 1,105 on March 15, 2011, 1,578 on March 15, 2012, 757 shares on April 17, 2012, 1,421 on March 15, 2013, 947 on March 15, 2014, 474 on March 15, 2015.

On September 30, 2008, the Company granted 5,052 shares of restricted stock to Mr. Hariharan in connection with the spin-off of the business of Mastech Holdings, Inc. which vest equally over a four years period beginning on October 08, 2008, of which 1,263 was released on October 08, 2008. No stock awards were granted to Mr. Ganguli or Mr. Natesan in 2008.

As of December 31, 2008 there were 10.62 million shares of Common Stock available for issuance under the Plan.

EMPLOYMENT AGREEMENTS

Mr. Murthy and iGATE Global Solutions Ltd. (“iGS”) are parties to an employment agreement dated as of August 22, 2003 which provided for a base salary of $300,000, which was increased in 2005 to $400,000, $450,000 in 2006 and $500,000 in 2007. Mr.Murthy and iGS have signed an amended employment agreement dated April 18, 2008. The period of appointment as CEO and Managing Director of iGS is extended for a further term of five years. The Annual Base Salary has been fixed at $500,000 per annum and such increments the Board of Directors of iGS may grant from time to time subject to a limit of an Annual Base Salary of $750,000 per annum, subject to review by the Company’s Compensation Committee and the Board of Directors. The Agreement provides for an Annual Performance Based Incentive of $200,000 per annum and such increases the Board of iGS may decide from time to time subject to a limit of $600,000 per annum, subject to review by the Company’s Compensation Committee and the Board of Directors. Mr. Murthy is also eligible for such other benefits the Company may introduce from time to time. The Agreement also provides for a Company leased car, grant of stock options and six months severance in the event of termination other than for cause.

On January 21, 2009, iGS and Mr. Sircar entered into an amended employment agreement dated January 21, 2009, increasing the salary of Mr. Sircar, in order to align Mr. Sircar’s compensation with similarly situated chief financial officers of certain peer group companies. Mr. Sircar’s base salary was increased to Rs. 4,800,000 per annum and an annual performance-based cash award of up to Rs. 1,600,000 per annum, with performance targets to be set by the Chief Executive Officer and Managing Director of iGS, effective as of January 1, 2009. In addition to his base salary and performance-based cash awards, Mr. Sircar is entitled to three months of severance upon termination of employment. Either Mr. Sircar or the Company may terminate his employment upon three months’ notice. Mr. Sircar is also eligible to participate in the Company’s Stock Incentive Plan.

Sambhashiva Hariharan and iGS are parties to an employment agreement dated October 10, 2007 which provided an initial base salary of $300,000 with a maximum base salary of $450,000 and an Annual Performance Based Incentive of $180,000 subject to a limit of $300,000. The agreement is for a term of 5 years. Mr. Hariharan is also eligible for such other benefits the Company may introduce to its employees from time to time. Mr. Hariharan is also eligible to participate in the Company’s Stock Incentive Plan and a three month’s severance in the event of termination other than for cause.

Soumitra Ganguli and iGS are parties to an employment agreement dated September 18, 2003 which provided for a minimum base salary of $ 200,000 and an an annual variable compensation of up to $ 150,000. Mr. Ganguli is also eligible for such other benefits the Company may introduce to its employees from time to time. Either Mr. Ganguli or the Company may terminate his employment upon three months’ notice. Mr. Ganguli is also eligible to participate in the Company’s Stock Incentive Plan.

Jason Trussell and iGS are parties to an employment agreement dated November 1, 1996. Mr. Trussell’s employment agreement is with Quintant Information Resources, which subsequently merged with iGATE. His present annual base salary is CAD 161,313 and an annual variable compensation of CAD 96,788. Mr. Trussell is also eligible for such other benefits the Company may introduce to its employees from time to time. Either Mr. Trussell or the Company may terminate his employment upon three months’ notice. Mr. Trussell is also eligible to participate in the Company’s Stock Incentive Plan.

Each of Messrs. Wadhwani and Trivedi is now party to an employment agreement that provides for a minimum base salary of $250,000, less the proceeds they receive as shareholders from any dividends declared during the year.

Mr. Shangold was subject to an employment agreement with iGATE which was transferred to Mastech Holdings, Inc. in connection with the spin-off. Pursuant to the agreements signed in connection with the spin-off of the business of Mastech Holdings, Inc. Mr. Shangold’s unvested iGATE options were cancelled on September 30, 2008 and his 87,578 vested iGATE options expire on September 30, 2009. All his unvested stock awards were cancelled on September 30, 2008.

Mr. Zugay resigned effective March 31, 2008. As per the terms of his severance agreement with the Company, Mr. Zugay is entitled to all health, dental, vision, and life insurance benefit programs during the applicable severance period. The severance agreement contains customary nondisclosure provisions and includes non-competition and non-solicitation covenants to be honored by him till completion of the severance period. His vested 88,750 options on December 31, 2008 expire on June 29, 2009.

Change of Control/Severance Benefits

As discussed above, each of the named executive officers has an employment agreement. Pursuant to these agreements, each executive’s employment may be terminated by the Company upon death, disability or for cause, and by the executive for “good reason” (generally defined as a material modification of duties, title or direct reports, or a material reduction in compensation and benefits). If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

In addition, outstanding stock options and restricted stock awards or other awards issued pursuant to the Plan, held by the named executive officers, may under certain circumstances vest upon a “change of control” of the Company.

The estimated payments to be made by the Company to the named executive officers in the event of severance or upon a change of control that triggers acceleration are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 23 of this proxy statement.

Other Considerations

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Code, the 401(k) contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($15,500 for 2008, subject to a $5,000 increase for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. The perquisites received by the named executive officers are set forth in Notes 1 and 2 of the Summary Compensation Table.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussion, the Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Michel Berty, Chairman

J. Gordon Garrett

Edward Yourdon

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the individuals who were serving as named executive officers of the Company as of December 31, 2008 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compensation (3)(4)		Total Compensation
PHANEESH MURTHY (5)	2008		$500,000		$347,000		$181,188		$625,232		$2,450,875		$4,104,295
President and Chief Executive Officer	2007 2006	$ $	501,601 450,000	$ $	135,000 200,000	$ $	190,697 57,993	$ $	144,214 —	$ $	19,603 23,068	$ $	991,115 731,061

SUJIT SIRCAR	2008		$54,672		$15,932		$18,989		$38,861		$17,261		$145,715
Chief Financial Officer

SOUMITRA GANGULI	2008		$262,500		$40,000		$—		$176,194		$472,798		$951,492
Head of Consulting and IT Creating

SAMBHASHIVA HARIHARAN	2008		$300,000		$93,205		$194,374		$23,489		$—		$611,068
Head of Sales and Marketing

JASON TRUSSELL	2008		$159,245		$68,381		$37,096		$50,142		$—		$314,864
Regional Manager and Associate Vice President for iGATE Canada

SUNIL WADHWANI (5)	2008		$—		$—		$—		$—		$20,911		$20,911
Co-Chairman and Former Chief Executive Officer	2007 2006	$ $	250,000 250,000	$ $	— —	$ $	— —	$ $	— —	$ $	20,711 20,827	$ $	270,711 270,827

ASHOK TRIVEDI (5)	2008		$—		$—		$—		$—		$12,819		$12,819
Co-Chairman and Former President	2007 2006	$ $	250,000 250,000	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	250,000 250,000

RAMACHANDRAN NATESAN	2008		$63,221		$35,350		$—		$325,837		$15,187		$439,595
Former Chief Financial Officer

MICHAEL ZUGAY	2008		$79,885		$100,000		$168,000		$78,424		$261,415		$687,724
Former Chief Financial Officer	2007 2006	$ $	309,410 300,000	$ $	159,000 159,000	$ $	62,942 21,043	$ $	78,609 68,917	$ $	— —	$ $	609,961 548,960

STEVEN SHANGOLD	2008		$182,740		$73,329		$80,823		$82,917		$19,183		$438,992
Former President of iGate Mastech, Inc.	2007 2006	$ $	261,778 250,000	$ $	234,821 253,000	$ $	96,166 36,825	$ $	129,858 86,569	$ $	— —	$ $	722,623 626,394

(1)	This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123(R)) with respect to the fiscal 2008 restricted stock awards. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2008. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 16 to the Company’s financial statements for the fiscal year ended December 31, 2008, for a complete description of assumptions used in calculating these amounts as well as total restricted shares granted.
(2)	This column represents the dollar amount recognized for financial reporting purposes (under SFAS 123(R)) with respect to fiscal 2008 stock option awards as well as for stock options awarded in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2008. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 16 to the Company’s financial statements for the fiscal year ended December 31, 2008, for a complete description of assumptions used in calculating these amounts as well as total stock options granted.
(3)	In accordance with the rules of the Securities and Exchange Commission, compensation in the form of perquisites and other personal benefits has been omitted when the total value of all such perquisites and other personal benefits constituted less than $10,000.

(4)	During 2008, the Company leased automobiles for Messrs Wadhwani ,Trivedi and Murthy. The incremental costs to the Company for the automobiles leased were $20,911, $12,819 and $ 19,603 respectively for fiscal 2008.

Pursuant to the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Messrs. Murthy, Sircar and Ganguli surrendered their vested options in iGS for consideration and received $2,392,957, $16,742 and $361,306 respectively.

Messrs Murthy, Sircar, Ganguli, Natesan and Shangold received $38,315, $509, $10,058, $15,187 and $19,183 respectively towards in consideration for accrued leave during the year 2008.

The amounts identified in this column for Mr. Zugay represent $225,346 in severance payments, as well as $3,577 for accrued sick pay, $19,376 for accrued leave, $7,153 for accrued vacation, and $5,961 for accrued holiday pay.

(5)	No compensation was paid during the year to Messrs. Wadhwani, Trivedi or Murthy for their services as directors of the Company.

GRANTS OF PLAN-BASED AWARDS

The following table presents all grants of stock and awards to Named Executive Officers for the fiscal year ended December 31, 2008.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Phaneesh Murthy	10/16/2008		—	—	—	—	—	—	—	100,000	$6.12	$6.12	$295,610
	09/30/2008	**								22,766	$0.01	$8.67	$109
	09/30/2008								7,575		$—	$—	$65,675

Sujit Sircar	09/30/2008	**								1,859	$0.01	$8.67	$11,850
	04/17/2008								10,000		$—	$—	$66,100
	09/30/2008								630		$—	$—	$5,462
	10/16/2008								40,000		$—	$—	$244,800

Soumitra Ganguli	09/30/2008	**								5,326	$0.01	$8.67	$4,232

Sambhashiva Hariharan	09/30/2008								5,052		$—	$—	$43,801
	09/30/2008	**								1,264	$0.01	$8.67	$6

Jason A Trussell	09/30/2008	**								2,156	$0.01	$8.67	$1,785
	03/15/2008								100,000		$—	$—	$667,000
	04/17/2008								24,000		$—	$—	$158,640
	09/30/2008	**							7,828		$—	$—	$67,869

Sunil Wadhwani*			—	—	—	—	—	—	—	—	$—	$—

Ashok Trivedi*			—	—	—	—	—	—	—	—	$—	$—

Ramachandran Natesan	02/18/2008	***								22,656	$0.001	$7.83	$177,396

Michael Zugay*			—	—	—	—	—	—	—	—	$—	$—

Steven Shangold*			—	—	—	—	—	—	—	—	$—	$—

*	No options were granted to Messers. Wadhwani, Trivedi, Zugay or Shangold during the fiscal year 2008.
**	Represents stock options in partial substitution for prior grants of stock options to purchase shares of Common Stock previously held. This partial substitution occurred as part of an anti-dilution adjustment, pursuant to Section 14 of our 2006 Amended and Restated Stock Incentive Plan, in consideration of the diminution of value incurred by iGATE option holders in connection with the spin-off of the business of Mastech Holdings, Inc.
***	This award addressed a differential in tax amounts related to the delisting of iGS.
(1)	The Compensation Committee determines non-equity bonus payments on an annual basis and such bonus payments are fully earned each year. Given the Committee’s current and past practice and current restructuring of management, an estimate of threshold, target and maximum future non-equity payouts would be speculative.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the number of underlying securities, exercise price and expiration of stock options held by the Named Executive Officers as of December 31, 2008:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Phaneesh Murthy (3)	—	360,600	—	$0.08	11/09/2013			—
		22,766		$0.01	11/09/2013			—
		100,000		$6.12	10/16/2018
						7,575	$49,313
						120,000	$781,200

Sujit Sircar	4,328	2,884		$0.08	9/06/2012
	376	375		$0.08	10/11/2012
		4,808		$0.08	8/25/2013
		15,026		$0.08	11/09/2013
	273			$0.01	9/06/2012
		948		$0.01	11/09/2013
		304		$0.01	8/25/2013
		182		$0.01	9/06/2012
		104		$0.01	11/20/2013
	24	24		$0.01	10/11/2012
		1,646		$2.11	11/20/2013
						50,630	$329,601

Soumitra Ganguli	31			$0.01	11/20/2013
	455			$0.01	09/06/2012
		3,794		$0.01	11/09/2013
	31	62		$0.01	11/20/2013
	474			$0.01	11/03/2017
	71			$0.01	11/23/2013
		104		$0.01	11/20/2013
		304		$0.01	09/02/2012
	1,131			$5.96	11/23/2013
		1,646		$2.11	11/20/2013
	988	988		$4.70	11/20/2013
	7,212	4,808		$0.08	09/06/2012
		60,099		$0.08	11/09/2013
	7,500			$5.73	11/03/2017

Sambhashiva Hariharan	5,000	15,000		$9.14	10/08/2017	60,000	$390,600
	316	948		$0.01	10/05/2017	3,789	$24,666

Jason Trussell	205			$0.01	09/06/2012
		1,442		$0.01	11/09/2013
		284		$0.01	08/25/2013
		137		$0.01	09/06/2012
		78		$0.01	11/20/2013
	5	5		$0.01	10/11/2012
	5,000			$12.37	10/15/2009
		1,234		$2.11	11/20/2013
	3,246	2,163		$0.08	09/06/2012
	76	75		$0.08	10/11/2012
		4,508		$0.08	08/25/2013
		22,838		$0.08	11/09/2013
						131,828	$858,200

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sunil Wadhwani	—	—	—	$—	—	—	—	—	—

Ashok Trivedi	—	—	—	$—	—	—	—	—	—

Ramachandran Natesan (2)	4,255	—	—	$2.11	08/17/2009	—	—	—	—
	22,656	—	—	$0.001	08/17/2009	—	—	—	—

Michael Zugay	20,000	—	—	$11.75	06/29/2009	—	—	—	—
	68,750	6,250	—	$5.41	06/29/2009	—	—	—	—

Steven Shangold	11,664	—	—	$11.75	09/30/2009	—	—	—	—
	23,414	—	—	$1.93	09/30/2009	—	—	—	—
	52,500			$3.68	09/30/2009	—	—	—	—

(1)	All outstanding options in this column have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date or the date that the option holder ceases to be an employee of the Company (whether employment is terminated voluntarily or involuntarily for cause or otherwise). However, options will remain exercisable for a period of ninety (90) days following an employee’s termination. Mr.Ramachandran Natesan expired on August 15, 2008. At the time of his death, 26,911 options were vested. As per the terms of the iGATE Corporation 2006 Stock Incentive Plan, the legal heir/s of a deceased participant may exercise the vested options within one year after the participant’s death and within the option period.
(3)	The 3,789 stock awards granted to Mr. Hariharan, 1,263 each will vest on October 8, 2009, October 8, 2010 and October 8, 2011. The 60,000 stock awards will vest equally on October 8, 2009, October 8, 2010 and October 8, 2011.

The 131,828 stock awards granted to Mr. Trussell of which 100,000 will vest over a period of seven years, 24,000 stock awards will vest equally on April 7, 2010 and April 17, 2012. The 7,828 stock awards will vest as follows: 158 on March 15, 2009, 631 on March 15, 2010, 757 shares on April 17, 2010, 1,105 on March 15, 2011, 1,578 on March 15, 2012, 757 shares on April 17, 2012, 1,421 on March 15, 2013, 947 on March 15, 2014, and 474 on March 15, 2015.

(4)	The 7,575 of restricted stock awards granted on September 30, 2008 to Mr. Murthy will vest as follows: 2,525 shares vest on April 30, 2009, 2,525 vest on April 30, 2010 and 2,525 shares on April 30, 2011. The 120,000 restricted stock awards will vest equally on April 30, 2009, April 30, 2010 and April 30, 2011.

The 50,630 shares of restricted stock granted to Mr. Sircar will vest as follows: 5,315 shares will vest on April 17, 2010, 5,315 shares will vest on April 17, 2012, 20,000 shares will vest on October 16, 2010 and 20,000 shares will vest on October 16, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2008 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phaneesh Murthy	—	$—	40,000	$325,300
Sujit Sircar	3,148	$19,290	—	—
Soumitra Ganguli	18,524	$101,430	—	—
Sambhashiva Hariharan	—	$—	21,263	$117,797
Jason Trussell	4,145	$27,178	—
Sunil Wadhwani	—	$—	—	—
Ashok Trivedi	—	$—	—	—
Ramachandran Natesan	—	$—	—	—
Michael Zugay	—	$—	45,000	$352,350
Steven Shangold	—	$—	22,500	$253,125

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits which the named executive officers would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2008, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2008 base salary and our current premium costs for their medical and welfare benefits.

Name Executive	Salary	Bonus	Stock	Options	Healthcare
Phaneesh Murthy (1)	$247,654	$—	$830,513	$2,505,637	$4,359
Sujit Sircar (2)	$27,403	$—	$—	$—	$—
Soumitra Ganguli (2)	$50,000	$—	$—	$—	$—
Sambhashiva Hariharan (2)	$75,000	$—	$—	$—	$—
Jason Trussell (2)	$39,811	$—	$—	$—	$—
Sunil Wadhwani (3)	$494,357	$—	$—	$—	$310,999
Ashok Trivedi (4)	$494,357	$—	$—	$—	$210,444

All calculations were estimated based upon a change in control scenario. The measurement date for the estimated Company stock awards was based upon a closing price of $6.51 at December 31, 2008. The discount rate used for estimating these awards was approximately 3.1% at December 31, 2008.

(1)	Upon termination other than for cause, Mr. Murthy would receive a lump sum payment of six (6) months severance at $250,000. Upon a change in control, Mr. Murthy’s unvested stock units would immediately vest at a total value of $830,513. Upon a change in control, Mr. Murthy’s stock options would immediately vest at a total value of $2,505,637. Mr. Murthy is subject to nondisclosure, noncompetition and nonsolicitation restrictions for a period of two (2) years after termination.
(2)	Upon termination other than for cause, Messrs. Sircar, Ganguli, Trussell and Hariharan would receive a lump sum payment of three (3) months severance.
(3)	Upon termination other than for cause, Mr. Wadhwani would receive two years salary at $250,000 per annum, discounted at an applicable discount rate at December 31, 2008. Mr. Wadhwani would also receive health benefits for the remainder of his life. The health benefits were estimated based upon the present value of the future payments the Company would make on Mr. Wadhwani’s behalf. For purposes of estimates, the Company has assumed health benefits through age 75 with a 10% projected annual increase in premiums. Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less any dividends declared over the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. As of April 1, 2008, Mr. Wadhwani would receive a lump sum payment equal to (a) $250,000 multiplied by a fraction, the numerator of which is the number of days Mr. Wadhwani was employed during the calendar year of the date of termination and the denominator of which is 365, reduced by (b) the value of any dividends declared or paid in such calendar year with respect to Company shares owned by Mr. Wadhwani prior to the date of termination upon termination of his employment as Co-Chairman.
(4)

Upon termination other than for cause, Mr. Trivedi would receive two years salary at $250,000 per annum, discounted at an applicable discount rate at December 31, 2008. Mr. Trivedi would also receive health benefits for the remainder of his life. The health benefits were estimated based upon the present value of the future payments the Company would make on Mr. Trivedi’s behalf. For purposes of estimates, the Company has assumed health benefits through age 75 with a 10% projected annual increase in premiums. Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less any dividends declared over the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. As of April 1, 2008, Mr. Trivedi would receive a lump sum payment equal to

(a) $250,000 multiplied by a fraction, the numerator of which is the number of days Mr. Trivedi was employed during the calendar year of the date of termination and the denominator of which is 365, reduced by (b) the value of any dividends declared or paid in such calendar year with respect to Company shares owned by Mr. Trivedi prior to the date of termination upon termination of his employment as Co-Chairman.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of directors for fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Total ($)
J. Gordon Garrett (1)	$40,000	$30,600	$24,612	$95,212
Michel Berty (2)	$30,000	$30,600	$24,612	$85,212
Ed Yourdon (2)	$30,000	$30,600	$16,411	$77,011
Goran Lindahl (2)	$30,000	$30,600	$5,465	$66,065

(1)	The annual retainer for the Chairman of the Audit Committee, Mr. Garrett, was $40,000.
(2)	The annual retainer for Messrs. Berty, Yourdon and Lindahl was $30,000.
(3)	Represents the grant date fair value of each equity award computed in accordance with FAS 123R.
(4)	In October 2008 each non-employee director of the Company was granted 5,000 shares of restricted stock, which were fully vested and released. There are no outstanding stock awards for any of the above directors as of fiscal year end 2008.
(5)	In years prior to 2008, and pursuant to the terms of the Company’s Amended and Restated Stock Incentive Plan, each of Messrs. Berty, Garrett and Yourdon, the non-employee directors of the Company, were granted (i) options to purchase 15,000 shares of Common Stock in September of 1999 (the “1999 Options”), (ii) options to purchase 15,000 shares of Common Stock in October of 2000 (the “2000 Options”), (iii) options to purchase 5,000 shares of Common Stock in June of 2001 (the “2001 Options”), (iv) options to purchase 5,000 shares of Common Stock in September of 2002 (the “2002 Options”), (v) options to purchase 5,000 shares of Common Stock in October of 2003 (the “2003 Options”) and (vi) options to purchase 15,000 shares of Common Stock in February of 2005 (the “2005 Options”). All of the 15,000 options granted in 2005 to Messrs. Berty, Garrett and Yourdon were fully vested as of December 31, 2008. All of these options were fully vested as of December 31, 2008. The exercise price for the 1999 Options is $14.31, the exercise price for the 2000 Options is $4.00, the exercise price for the 2001 Options is $2.01, the exercise price for the 2002 Options is $3.85, the exercise price for the 2003 Options is $5.58 and the exercise price for the 2005 Options is $4.11.

Mr. Lindhal was also granted options to purchase 15,000 shares of Common Stock in May 2006 (the “2006 Options”). The exercise price for the 2006 Options is $6.00. The 2006 Options vest in equal annual installments over three years and expire ten years from the date of grant.

In September 2008 stock options were granted to Mr. Garrett, Mr. Berty, Mr. Yourdon and Mr. Lindahl in partial substitution for prior grants of stock options to purchase shares of Common Stock previously held by Mr. Garrett, Mr. Berty, Mr. Yourdon and Mr. Lindahl. The exercise price for these options is $0.01. This partial substitution occurred as part of an anti-dilution adjustment pursuant to Section 14 of iGATE Corporation’s 2006 Amended and Restated Stock Incentive Plan, in consideration of the diminution of value incurred by iGATE option holders in connection with the spin-off of the business of Mastech.

As of December 31, 2008, the aggregate number of option awards outstanding was as follows: 64,042 shares outstanding to Mr. Garrett, 62,842 shares outstanding to Mr. Berty, 46,895 shares outstanding to Mr. Yourdon and 15,947 shares outstanding to Mr. Lindahl.

All directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2008, the Compensation Committee consisted of Messrs. Berty, Garrett and Yourdon. No member of this Committee was at any time during the 2008 fiscal year or at any other time an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Section 404 of Regulation S-K. No Named Executive Officer of the Company has served as a director or member of the Compensation Committee (or other Committee serving an equivalent function) of any other entity, one of whose named executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Committee selects the Company’s independent public accountants. The Company’s management was previously granted authority by the Audit Committee to hire the Company’s audit firm for permissible, non-audit service projects under $100,000 in fees per engagement and to notify the Audit Committee at the next regularly scheduled meeting of any such project awarded to the audit firm. Projects expected to be greater than $100,000 must be pre-approved by the Audit Committee in advance of the commencement of any work. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants’ independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee’s responsibility is to oversee these processes.

In this context, the Committee has met and held discussions with management and the independent public accountants. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

During 2007 and 2008, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the Company’s independent registered public accountants at each regularly scheduled Committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation that was included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2008 (“Annual Report”). Company management concluded that the Company did maintain effective internal control over financial reporting on December 31, 2008.

In addition, the Committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Company paid its independent accountants $513,405 for audit services provided in 2008.

The Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the Committee’s discussions with management and independent public accountants and the Committee’s review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

J. Gordon Garrett

Michel Berty

Goran Lindahl

INDEPENDENT PUBLIC ACCOUNTANTS

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees paid to Ernst & Young (“E&Y”) and BDO Seidman LLP (“BDO Seidman”) for services rendered for 2008 and 2007 in the following categories and amounts were:

	2008	2007
	E&Y	BDO
Audit fees	$450,000	$868,193
Audit-Related fees	$—	$—
Tax fees	$—	$25,400
All Other Fees	$63,405	$—

Total	$513,405	$893,593

Audit Fees ($450,000 in 2008; $868,193 in 2007). This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, audits required in connection with the sale of certain of the Company’s subsidiaries and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including the audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. This category includes all out of pocket expenses paid in connection with the above services.

Audit-Related Fees ($0 in 2008 for all categories; $0 in 2007). This category consists of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include accounting, consulting, special purpose reports and due diligence reports.

Tax Fees ($0 in 2008 for all categories; $25,400 in 2007). This category consists of professional services rendered in connection with the Company’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees. ($63,405 in 2008 for all categories; $ 0 in 2007). There were no fees paid to either BDO Seidman or Ernst & Young or their affiliates during 2008 or 2007 that could be categorized as miscellaneous. The amounts in this category related to reimbursement of travel and travel-related expenses.

There were no fees paid to either E&Y or their affiliates for financial information systems design and implementation during the year ended December 31, 2008.

Representatives of E&Y are expected to be present at the meeting, make a statement, or be available to respond to questions.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

On March 24, 2008, the Audit Committee, as part of its annual review process, selected E&Y to serve as its independent registered public accounting firm for the year ending December 31, 2008, replacing BDO Seidman. The decision to replace BDO Seidman and select E&Y was approved by the Audit Committee.

BDO Seidman completed its procedures on March 17, 2008, coincident with the filing of the Company’s 2007 Form 10-K. During the years ended December 31, 2007 and 2006, and through March 24, 2008, there were no (a) disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The reports of BDO Seidman on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006, and through March 24, 2008, the Company did not consult with E & Y India regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The management is required to periodically report to the full audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Of the fees paid to the independent auditors, 100% was pre-approved by the audit committee.

CERTAIN RELATED PARTY TRANSACTIONS

Relationships Between iGATE and Mastech Holdings, Inc.

On September 30, 2008, the Company completed the distribution to its shareholders of all of the outstanding shares of common stock of Mastech Holdings, Inc. (“Mastech”) in a tax free spin-off (the “Spin-Off”). The Spin-Off was paid in the amount of one share of our common stock for every fifteen shares outstanding of iGATE common stock. As a result of the Spin-Off, Mr. Wadhwani and Mr. Trivedi each own approximately 28% of the outstanding common stock of Mastech Holdings, Inc. and serve as Co-Chairmen of the Board of Directors of Mastech Holdings, Inc. Mr. Wadhwani and Mr. Trivedi each own approximately 28% of our outstanding common stock and serve as our Co-Chairmen.

In connection with the Spin-Off, we entered into certain agreements with Mastech, which govern the terms of the Spin-Off and define our ongoing relationship with Mastech. These agreements include, among others:

•	a Separation and Distribution Agreement;

•	a Tax Sharing Agreement;

•	an Employee Matters Agreement; and

•	a Transition Services Agreement (collectively, the “Spin-Off Agreements”).

The transactions with Mastech Holdings Inc., pursuant to the Spin-Off Agreements, for the period from October 1, 2008 to December 31, 2008 were as follows:

Dollars in thousands
Outsourcing services rendered to Mastech Holdings, Inc.	$392
Reimbursable expenses incurred on behalf of Mastech Holdings, Inc.	$922

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the agreement between iGATE and Mastech with respect to the principal transactions necessary to separate Mastech from iGATE as well as other agreements that govern certain aspects of iGATE’s relationship with Mastech (including a prohibition on Mastech’s usage of the word “iGATE” as part of its trade name) after the completion of the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts assigned to each of iGATE and Mastech as part of the reorganization of iGATE, and describes when and how these transfers, assumptions and assignments occur. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities (including whether accrued, contingent or otherwise) associated with the Professional Services business of iGATE will be retained by or transferred to Mastech or one of Mastech’s subsidiaries.

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All other assets and liabilities (including whether accrued, contingent or otherwise) of iGATE will be retained by or transferred to iGATE or one of its subsidiaries (other than us or one of our subsidiaries).

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Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of iGATE that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

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Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

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Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

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iGATE will assume or retain any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including Mastech’s registration statement on Form 10 and the related Mastech information statement), but only to the extent such liability derives from a material misstatement or omission contained in the portions of the Mastech information statement that relate to iGATE. Mastech will assume or retain any other liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and the related Mastech information statement).

•

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, iGATE will be responsible for any costs or expenses incurred by Mastech or iGATE in connection with the separation other than costs and expenses relating to legal counsel, financial advisors and accounting advisory work incurred after the separation.

The allocation of liabilities with respect to taxes was solely covered by the Tax Sharing Agreement between iGATE and Mastech, as described below. Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

The Distribution

In connection with the Spin-Off, each iGATE shareholder received .06667 of a share of Mastech’s common stock for every share of iGATE common stock such shareholder owned as of the record date of the Spin-Off. No fractional shares of Mastech’s common stock were distributed in the distribution.

Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement executed in connection with the Spin-Off, each party agreed to release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spin-Off. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Mastech’s business with Mastech. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	The liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

•	The operation of each such party’s business, whether prior to or after the distribution; and

•	Any breach by such party of the Separation and Distribution Agreement or ancillary agreement.

•	Indemnification with respect to taxes will be governed solely by the Tax Sharing Agreement.

Legal Matters

Except as otherwise set forth in the Separation and Distribution Agreement (or as further described below), each party to the Separation and Distribution Agreement has assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will cooperate in defending any claims against the other party for events that took place prior to, on or after the date of the Spin-Off.

Insurance

Following the Spin-Off, Mastech is responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under iGATE’s insurance policies, except in specified circumstances as set forth in the Separation and Distribution Agreement.

Transition Services Agreement

We entered into a Transition Services Agreement with Mastech to provide for an orderly transition to being an independent company. Under the Transition Services Agreement, iGATE will provide Mastech with various services, including services relating to accounting, tax compliance, telecommunications services and information technology services.

Under the Transition Services Agreement, the cost of each transition service, for the most part, is based on either a flat fee or an allocation of the incremental cost incurred by the company providing the service. Mastech will pay a fee to us for these services, which fee is generally intended to allow us to recover all of our direct and indirect costs, generally without profit. However, there are certain pre-separation joint assets that have been retained by iGATE in accordance with the Separation and Distribution Agreement. The use of such assets in conjunction with services related to such assets will be permitted to Mastech for a limited time at no cost. The Transition Services Agreement was negotiated in the context of a parent-subsidiary relationship and in the context of the separation of iGATE into two companies.

All services to be provided under the Transition Services Agreement will be provided for a specified period of time as set forth below:

•	Coverage under iGATE Employee Benefit Plans: through December 31, 2008.

Mastech has paid iGATE premiums for services and coverages under the plans in accordance with prior practices and internal costing rates. Effective January 1, 2009, all Mastech employees converted to a Mastech sponsored benefits plan. Should for any reason iGATE continue to incur costs for Mastech employees after December 31, 2008, Mastech will reimburse iGATE for actual costs incurred.

•	Apportionment of PeopleSoft and Oracle Licenses and related prepaid support fees: both parties intend to secure new PeopleSoft and Oracle arrangements by March 31, 2009.

iGATE’s incremental cost associated with the purchase of additional licenses prior to apportionment has been allocated between iGATE and us. This incremental charge to Mastech has been invoiced by iGATE and was paid by Mastech.

•	Access to desktop software: until 90 days after the distribution date. There was no charge to Mastech for this service.

•	Telecommunications services: Mastech will use iGATE’s current service agreement until its expiration and reimburse iGATE for actual cost.

•	Sarbanes-Oxley compliance and financial reporting assistance: through the first anniversary of the distribution date. Mastech will reimburse iGATE for the incremental costs of this service.

Employee Matters Agreement

The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States. The Employee Matters Agreement also provides the manner in which outstanding iGATE stock options and restricted stock units will be treated in connection with the distribution.

Tax Sharing Agreement

The Tax Sharing Agreement generally governs iGATE’s and Mastech’s respective rights, responsibilities and obligations after the Spin-Off with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of Mastech’s stock to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. Under the Tax Sharing Agreement, Mastech generally will be liable for, and indemnify iGATE and its subsidiaries against, taxes incurred as a result of the distribution of Mastech common stock not qualifying as tax-free for U.S. federal income tax purposes where such taxes do not result from certain actions undertaken by iGATE, any of iGATE’s subsidiaries or any of iGATE’s shareholders after such distribution. Mastech will also assume liability for and indemnify iGATE and its subsidiaries against taxes attributable to Mastech, Mastech’s subsidiaries or any of Mastech’s assets or operations for all tax periods. iGATE generally will be liable for and indemnify Mastech against taxes attributable to iGATE, its subsidiaries or any of its assets or operations for all tax periods other than taxes arising as a result of the Spin-Off or related transactions that are described above as payable by us. In addition, to the extent certain taxes pertaining to a period prior to the separation are not specifically attributable to Mastech or iGATE, both Mastech and iGATE will be responsible for a share of such pre-separation taxes based upon our relative profits before taxes for the relevant period.

Chennai Leases

Messrs. Wadhwani and Trivedi, the Company’s Co-Chairmen, have leased out to iGATE Global Solutions Limited (“iGS”) four apartments owned jointly and individually by them in Chennai, India, which are used as guesthouses by iGS. The total annual rental is approximately $5,000 (of which approximately $2,500 is paid to Mr. Wadhwani and approximately $2,500 is paid to Mr. Trivedi). The lease rentals are commercially reasonable and at arms-length.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

Pursuant to the charter of the Audit Committee, all material transactions relating to related person transactions are to be approved by the Audit Committee, which is composed of disinterested members of the Board of Directors. The divestiture of Mastech was approved by the Audit Committee on March 14, 2008. The Spin-Off was approved in a joint meeting of the Boards of iGATE and Mastech on September 4, 2008, which included all independent directors and members of the audit committees of both companies.

2010 SHAREHOLDER PROPOSALS OR NOMINATIONS

Any proposal which a shareholder desires to have included in our proxy materials relating to our 2010 Annual Meeting of Shareholders, must be received by the Company at its principal office in 6528 Kaiser Drive Fremont, no later than December 22, 2009 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for that meeting.

The Company’s Second Amended and Restated Articles of Incorporation (“Articles”) provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Articles also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

FORM 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2008 as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, is being mailed to the shareholders with this proxy statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors

Mukund Srinath

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WE APPRECIATE YOUR COOPERATION.

iGATE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The signer hereto appoints Sunil Wadhwani and Ashok Trivedi and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock, par value $0.01 per share, of iGATE Corporation (the “Company”) which the signer would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on April 21, 2009, at 8:30 AM at The Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD’S NOMINEES TO THE BOARD OF DIRECTORS AND EACH OF THE MATTERS SUBMITTED BY THE BOARD FOR VOTE BY THE SHAREHOLDERS AND, IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(IMPORTANT–TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                                                                   BNY MELLON SHAREOWNER SERVICES

Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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Please mark your votes as indicated in this example	☒

	FOR the nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed	*EXCEPTIONS	In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
1. The election of two (2) persons as Class A Directors.
NOMINEES:
01 Michel Berty 02 J. Gordon Garrett	☐	☐	☐	Unless otherwise specified, this proxy will be voted FOR Proposal 1.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

 FOLD AND DETACH HERE 

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

iGATE Corporation	INTERNET http://www.proxyvoting.com/igte Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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